Exhibit 1.02

NETGEAR, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2013
Section 1 - Introduction
NETGEAR, Inc. (“NETGEAR” or the “Company”) is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company's products are built on a variety of proven technologies such as wireless, Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company's products are sold. The Company's products are sold in approximately 49,000 retail locations around the globe, and through approximately 39,000 value-added resellers. The Company's headquarters are in San Jose, California, with additional offices in 25 countries.
NETGEAR uses contract manufacturers, original design manufacturers and key component vendors to supply the Company with components, assemblies or finished products.
NETGEAR products are listed in Attachment A to this Conflict Minerals Report.
Section 2 – Design of Due Diligence Measures
2.1 Due Diligence Framework
The Company developed a due diligence framework aligned with Annex I “Five-Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain” included in the Organisation for Economic Co-operation and Development (“OECD”) framework.
2.2 Conflict Minerals Policy
The Company has published its conflict minerals policy on its webpage located at: http://www.netgear.com/images/conflict_minerals_policy_statement.pdf.
2.3 Establish strong company management systems
NETGEAR’s Conflict Minerals Program (the “Program”) is incorporated into the Company’s Environmental Management Systems program. The Company requires that suppliers comply with all applicable government, regulatory and environmental laws and regulations, typically as outlined in a master purchase agreement with the Company.
The Company created an Executive Steering Committee (“ESC”) comprised of the following groups to direct and lead the Program: QMS (Quality Management System), environmental compliance, procurement, legal, finance and internal audit. This group reported to the Senior Vice President of Worldwide Operations and Support.

The Company also created two grievance mechanisms (online or by mail) to allow customers, employees, suppliers and interested parties to document their concerns about the Program.

2.4 Identify and assess risk in the supply chain
The scope of the suppliers assessed for compliance was limited to Tier 1 suppliers, as defined below:

i.	Tier 1 Supplier – ODM (Original Design Manufacturer), CM (Contract Manufacturer) and NETGEAR’s AVL (Approved Vendor List) over whom NETGEAR has direct control, but excluding the following suppliers:

a.	Plastics and software suppliers;

b.	Packaging suppliers; and

c.	Suppliers whose materials declarations confirm gold, tantalum, tin and tungsten are not contained in the applicable component.

ii.	Direct Control – NETGEAR has directly negotiated the pricing with the supplier.

The Company identified 79 Tier 1 suppliers and the Company’s Senior Vice President of Worldwide Operations and Support notified these suppliers via email in July 2013 regarding the Company’s Conflict Minerals policy and program expectations.
2.5 Reasonable Country of Origin Inquiry (“RCOI”)
We conducted a survey of those suppliers described above using the template developed by the Electronic Industry Citizenship Coalition (“EICC”) and The Global e-Sustainability Initiative (“GeSI”), known as the Conflict-Free Sourcing Initiative (CFSI) Reporting Template (the “Template”).
The goal for 2013 was to receive Template responses from a minimum of 75% of the Company’s suppliers. The EICC-GeSI Conflict Minerals Reporting Template is the standardized reporting template developed by the CFSI that facilitates the transfer of information through the supply chain regarding mineral country of origin and smelters and refiners being utilized. The template also facilitates the identification of new smelters and refiners to potentially undergo an audit via the CFSI’s Conflict-Free Smelter Program
Upon receipt of the supplier’s responses, the Company undertook the following steps:

A.	Checking the supplier’s attestations provided for incomplete, contradictory or missing responses.

B.	Analyzing and scoring the supplier’s responses.
The ESC discussed and agreed that the Company would focus on those Tier 1 suppliers over which it has direct control. The Tier 1 suppliers were responsible for managing the chain of custody for their direct suppliers.
The Template was determined to be the best method to collect information from Tier 1 suppliers in order to identify and assess risks from direct suppliers. The templates were sent to 100% of NETGEAR’s Tier 1 suppliers.
Section 3 – Due Diligence
3.1 Due Diligence Undertaken
NETGEAR collected the Templates from 91% of its 79 Tier 1 suppliers. The Director of QMS tracked all responses from the Company’s suppliers and, based on those responses, assigned a score. All responses were assigned a point value. Any suppliers that exceeded our internal threshold limits then were deemed to have low risk. Any supplier falling below our internal threshold limits were deemed to have a potential high risk.

In addition, the Company is leveraging the CFSI to independently audit smelters and refiners for compliance.
3.2 Results of Due Diligence
Of the 79 Tier 1 suppliers, a minority of suppliers achieved scores less than our internal threshold and were flagged during the Company’s review process as having a potential high risk requiring further due diligence. Those suppliers were then contacted to resolve specific issues in their responses. Based on updates and clarifications received from all of those suppliers, their scores were recalculated and the risks were reduced to low.
3.3 Design and implement a strategy to respond to identified risks
Weekly meetings on the progress of surveying the Company’s suppliers were held with the ESC, and meeting minutes were documented. Actions to be taken on the Tier 1 suppliers also were documented. Senior management was updated quarterly or as necessary.

3.4     Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain
At the end of 2013, the majority of the Company’s suppliers have confirmed via their surveys that they are or will require their suppliers to be compliant with the Conflict Free Smelter Program (“CFSP”). The Company’s goal is to have its suppliers be compliant. The Company relied on the publicly available data provided by the CFSP to drive compliance at the smelter and refiner level. The CFSP is a global program under which an independent third party evaluates a smelter’s procurement activities and determines if the smelter demonstrated that materials they processed originated from conflict-free sources. Through this industry collaborative effort, smelters are audited globally. The list of compliant smelters and refiners is posted at www.conflictfreesmelter.org.
Attachment B includes a list of the smelters and refiners identified by our supply chain that are so far compliant with the relevant CFSP assessment protocols.
3.5 Report on supply chain due diligence
The Company filed its Form SD and Conflict Minerals Report with the SEC.
Link to NETGEAR website where Form SD filing will be posted: http://investor.netgear.com/sec.cfm
Section 4 – Future Due Diligence Processes
We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary conflict minerals in our products could benefit armed groups in the Democratic Republic of the Congo (DRC) or adjoining countries:

•	Work with suppliers to ensure that they have the necessary resources to adhere to the Company’s Conflict Mineral Policy;

•	Communicate with suppliers to ensure that the Company’s response rate increases year over year; and

•	Determine the Company’s approach for when to migrate from suppliers with unresolved red flags in order to achieve the Company’s goal of responsible sourcing for the entire Company.
Management’s intent is to continue surveying the Company’s suppliers annually to obtain the latest update on this status and to perform due diligence on supplier responses to ensure their accuracy.
On an annual basis, should any risks be identified during the review of the Tier 1 supplier responses or changes in the supplier list, the Director of QMS will develop a plan to obtain additional facts or clarification on the materials chain of custody to mitigate the potential risk to the Company.

Section 5 – Independent Private Sector Audit
This Conflict Minerals Report was not subjected to an independent private sector audit, as such was not required by paragraph (c)(1)(iv) of the instructions to Item 1.01 of Form SD.

Attachment A – Product Families
NETGEAR’s product families covered under the Company’s Conflict Minerals Program are listed below:

Gateways
Hotspots
IP telephony products
Media servers
Storage devices
Wireless access points and controllers
Network switches
Network security products
Routers
WiFi range extenders
Media adapters
Powerline adapters and bridges
Multimedia over Coax Alliance standard (“MoCA”) adapters and bridges
Remote video monitoring systems
Wireless network interface cards and adapters
Ethernet network interface cards and adapters

Attachment B - Smelter Listing
This list includes the names of all smelters or refiners that are compliant with the relevant Conflict-Free Smelter Program assessment protocols:

Metal	Smelter Name	Location
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Pforzheim, Baden-Württemberg, Germany
Gold	AngloGold Ashanti Córrego do Sítio Minerção	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corporation	Japan
Gold	Chimet S.p.A.	Italy
Gold	Dowa	Japan
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Johnson Matthey Inc	USA
Gold	Johnson Matthey Ltd	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kojima Chemicals Co., Ltd	Japan
Gold	LS-NIKKO Copper Inc.	Korea
Gold	Materion	USA
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd	China
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	USA
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nihon Material Co. LTD	Japan
Gold	Ohio Precious Metals, LLC	USA
Gold	PAMP SA	Switzerland
Gold	Rand Refinery (Pty) Ltd	South Africa
Gold	Royal Canadian Mint	Canada
Gold	SEMPSA Joyería Platería SA	Spain
Gold	Solar Applied Materials Technology Corp.	China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

Metal	Smelter Name	Location
Gold	Tokuriki Honten Co., Ltd	Japan
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	USA
Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	Guangdong, China
Tantalum	Exotech Inc.	USA
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Global Advanced Metals	USA
Tantalum	H.C. Starck Group	USA
Tantalum	H.C. Starck Group	Germany
Tantalum	H.C. Starck Group	Japan
Tantalum	Hi-Temp	USA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Kemet Blue Powder	USA
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India (Pvt.) Ltd.	India
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee	Austria
Tantalum	QuantumClean	USA
Tantalum	RFH Tantalum Smeltry Co., Ltd	China
Tantalum	Solikamsk Metal Works	Russia
Tantalum	Taki Chemicals	Japan
Tantalum	Tantalite Resources	South Africa
Tantalum	Telex	USA
Tantalum	Ulba	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Perú

Metal	Smelter Name	Location
Tin	Mitsubishi Materials Corporation	Japan
Tin	OMSA	Bolivia
Tin	PT Bukit Timah	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah	Indonesia
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Tin Company, Ltd.	China